Exhibit 99.1

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NEWS RELEASE	Jeffrey N. Boyer
Executive Vice President —
FOR IMMEDIATE RELEASE	Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President — Finance
(972) 409-1667

Michaels Stores April Sales Up 19%

— Same-Store Sales Increase 12%  —

— First Quarter Sales Up 9%  —

IRVING, Texas —May 8, 2003 — Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of April increased 19% to $205.6 million from $173.0 million for the same period last year. Same-store sales for the month increased 12%. First quarter sales of $656.3 million for fiscal 2003 increased 9% from $603.2 million for the same period last year. Same-store sales for the first quarter were up 2%.

The Company added that April transactions increased 9%, the average ticket decreased 2% and delivery of custom frames increased 5%. April same-store sales benefited from a later Easter and the earlier execution of a custom frame promotion. For the quarter, transactions increased 1%, the average ticket was flat and delivery of custom frames increased 1%. Consistent with prior guidance, the Company expects second quarter same-store sales to be up 2% to 4%, with May same-store sales to be flat, due primarily to a shift in the timing of a custom frame promotion.

Michael Rouleau, Chief Executive Officer, stated, “We are pleased with our sales performance for the month and quarter. Results were very strong throughout all of our zones in April with our Spring seasonal, general crafts, kids’ crafts, ribbon and books departments all performing exceptionally well. For the quarter, our best performing departments were Spring seasonal, ribbon, general crafts, custom framing and kids’ crafts.”

A conference call will be held at 7:30 a.m. CDT today to discuss April sales results. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Thursday, May 15. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697308.

The Company plans to release its First Quarter earnings results on Thursday, May 29, 2003 and will host a conference call at 4:00 p.m. CDT on that date to discuss them.  Those who wish to participate in the call may do so by dialing 973-633-6740.  Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Friday, June 6.  Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697346.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

972/409-1300

After its July sales conference call on the morning of Thursday, August 7, 2003, the Company will convert to a quarterly sales and earnings conference call schedule. While the Company will continue to provide monthly sales updates via news release, it will transition to quarterly-only conference calls beginning with a review of its second quarter performance on Wednesday, August 27th at 4:00pm CDT.

Michaels Stores, Inc. (www.michaels.com) is the world’s largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 773 Michaels stores in 48 states and Canada, 154 Aaron Brothers stores, located primarily on the West Coast, and one wholesale operation located in Dallas, Texas.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

972/409-1300